Contact:	Stephen C. Vaughan
Vice President and
Chief Financial Officer
(405) 225-4800

SONIC'S THIRD QUARTER NET INCOME RISES 19%
AS SAME-STORE SALES MOMENTUM CONTINUES

System-wide Average Unit Volumes Surpass $1.0 Million

OKLAHOMA CITY (June 27, 2005) - Sonic Corp. (NASDAQ/NM: SONC) today reported record results for its third fiscal quarter ended May 31, 2005. Highlights of the quarter included:

•	A 19% increase in net income for the period to $22.7 million;
•	A 16% increase in earnings per diluted share to $0.36;
•	A 15% increase in total revenues to $167.7 million;
•	System-wide same-store sales growth of 5.5% – in line with the company's recently raised target for the second half of fiscal 2005;
•	The continuation of the strong sales trends at partner drive-ins, with same-store sales for these drive-ins up 6.1% on average;
•	Reaching the $1.0 million mark for system-wide average unit volumes (based on the trailing four quarters) for the first time in the company's 53-year history; and
•	The opening of 40 new Sonic Drive-Ins during the quarter, including 27 by franchisees.

Commenting on the news, Clifford Hudson, Chairman and Chief Executive Officer, said, "Powered by our successful media strategy and new product news, Sonic registered another quarter of strong sales growth. Our same-store sales performance was broad-based across both partner and franchise drive-ins and highlighted ongoing growth throughout all day parts, especially those that are more non-traditional, like the afternoon and evening periods. This continued to provide a solid lift to our company's financials, resulting again in record revenues and earnings in the third quarter. Importantly, these healthy sales trends have extended into June, with estimated system-wide same-store sales growth at the high end of our prior guidance of 4% to 6% for the fourth quarter and setting the stage for a great finish to our fiscal year in August."

Net income for the third quarter increased 19% to $22.7 million versus $19.1 million last year, while net income per diluted share rose 16% to $0.36 from $0.31 in the year-earlier period, which included a previously reported gain of approximately $800 thousand or $.01 per share on the sale of real estate to a franchisee. Total revenues for the quarter increased 15% to $167.7 million from $145.9 million in the year-earlier period.

Net income for the first nine months of fiscal 2005 rose 23% to $51.3 million from $41.7 million in the same period last year. On a diluted per share basis, net income increased 21% to $0.82 compared with $0.68 last year. Total revenues for the first nine months of fiscal 2005 increased 18% to $442.5 million from $376.2 million in the same period last year.

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Commenting on the drivers for Sonic's results in the third quarter, Hudson noted that the company is increasing its media expenditures to approximately $125 million this year, up from $110 million in fiscal 2004. This higher amount – which reflects a growing emphasis on national cable advertising, with spending increasing to more than $60 million this year from $32 million in fiscal 2004 – has been instrumental in Sonic's efforts to improve the sales performance of its drive-ins, particularly in developing markets, and increase traffic counts across all day parts.

Additionally, Sonic's media strategy ties directly with its new product news and the company's unique menu choices that help it remain relevant and compelling to consumers. Together, these efforts continue to produce a strong sales and profit performance for both partner and franchise drive-ins, expanding the company's franchising income base through new drive-in expansion and by the operation of Sonic's ascending royalty rate. At the same time, Sonic continues to benefit from increased leverage of corporate-level expenses and strong operating cash flow.

System-wide same-store sales increased 5.5% and 6.8% in the third quarter and first nine months of fiscal 2005, respectively, versus 4.5% and 5.6% in the same year-earlier periods. Partner drive-ins continued to outperform franchise drive-ins, with same-store sales rising 6.1% in the third quarter and 8.6% for the first nine months of the fiscal year. This was the sixth consecutive quarter in which same-store sales growth in partner drive-ins exceeded franchise drive-ins. Same-store sales in developing markets also maintained their strong pace, surpassing core market growth with an increase of 6.8% for the quarter and 7.8% for the year-to-date period. This ongoing trend also marked the sixth consecutive quarter in which same-store sales growth in developing markets have outpaced core markets.

Hudson noted that the improved performance of partner drive-ins reflects the success of the company's efforts to boost sales and drive-in level profits with its "Zap the Gap" program, as well as a lift from its recently implemented "PAYS" program (credit card terminals at each drive-in stall) at partner drive-ins, which has raised average check amounts and improved speed of service for credit-card orders. The roll-out of the PAYS program to franchise drive-ins commenced in February and is expected to have a similarly positive impact on franchisee same-store sales, although on a more gradual basis, as the roll-out to the remainder of the system occurs through calendar 2006.

Hudson also pointed out that, based on the trailing four-quarter period ended in May, system-wide average unit volumes exceeded $1.0 million for the first time. This milestone reflects the consistent growth Sonic has achieved for several years and the success of its sales strategies, which are expected to provide continued momentum going forward.

During the third quarter, Sonic opened 40 new drive-ins, including 27 franchise restaurants, compared with a total of 53 in the year-earlier period, which included 45 by franchisees. For the first nine months of 2005, the company opened 106 new drive-ins, including 83 franchise restaurants, compared with 123 drive-ins opened during the same period last year. With its progress through May, the company now expects to open approximately 175-185 new drive-ins in fiscal 2005, including approximately 140-150 by franchisees.

In April, Sonic's Board of Directors increased the company's stock repurchase authorization to a total of $150 million from $60 million previously and extended the term of the program to August 31, 2006. During the third quarter, the company purchased approximately $20 million of common stock.

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Looking ahead to the fourth quarter of fiscal 2005, Sonic expects its net income to increase in the range of 16% to 18% over the same period last year. This growth should translate into diluted earnings per share of approximately $0.39 to $0.40 for its fourth fiscal quarter ending August 31, 2005, versus $0.34 in the year-earlier period. For the fiscal year ending in August, the company expects net income growth of 20% to 21%, resulting in diluted earnings per share of approximately $1.21 to $1.22 per share for fiscal 2005. The company bases its outlook on the following assumptions:

•
Total revenue growth in the fourth quarter of 13% to 15% over the comparable 2004 period, slightly less than the pace of the first nine months as Sonic laps the summer 2004 acquisition of 22 franchise drive-ins. This expected revenue growth is based upon:

o	System-wide same-store sales growth in the range of 4% to 6%;
o	Approximately 65 to 75 new drive-in openings in the fourth quarter, including approximately 55 to 65 by franchisees; and
o
Growth in franchising income of approximately $2.5 million to $3 million resulting from new franchise drive-ins, higher average unit volumes, and increased royalties due to the company's unique ascending royalty rate;

•
Restaurant-level costs, as a percentage of sales, are anticipated to be relatively flat versus the same quarter last year as the benefit of increased sales volume leverage offsets higher other operating costs, primarily costs related to an increase in credit card transactions following the roll-out of Sonic's PAYS program;

•
Continued leverage from the bottom part of the income statement, with corporate overhead expenses expected to increase in the range of 10% to 12% and depreciation and amortization expected to be approximately $9.4 million during the fourth quarter; and

•
Continued significant growth in cash flow from operations, which is expected to be used in the fourth and future quarters to fund capital expenditures and, on an opportunistic basis, repurchase company stock (the company had $130 million authorized for stock repurchases at the end of the third quarter), reduce outstanding debt, or purchase franchise drive-ins.

This press release contains forward-looking statements within the meaning of the federal securities laws. There are certain important factors that could cause actual results to differ materially from those anticipated by the statements made herein. Among the factors that could cause actual results to differ from predicted or expected results are: delays in opening new stores because of weather, strikes, local permitting or other reasons; increased competition; cost increases or shortages in raw food products; risks of and publicity surrounding foodborne illness; and the possibility of unforeseen events affecting the industry generally. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Sonic Corp. franchises and operates the largest chain of drive-in restaurants in the United States. For more information about the company, visit Sonic's website at sonicdrivein.com. A listen-only simulcast of Sonic's third quarter conference call can be accessed at the company's web site. The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, June 28, 2005. An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until July 28, 2005.

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SONIC CORP. Summary Unaudited Financial Highlights (In thousands, except per share amounts)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2005	2004	2005	2004
Revenues	$167,653	$145,942	$442,493	$376,245
Income from operations	36,702	32,020	84,860	71,284
Net income	22,746	19,097	51,341	41,691
Net income per share - diluted	0.36	0.31	0.82	0.68
Weighted average shares - diluted	62,716	61,832	62,630	61,572

SONIC CORP.
Unaudited Supplemental Information

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2005	2004	2005	2004
Drive-Ins in operation:
Partner Drive-Ins:
Total at beginning of period	548	503	539	497
Opened	13	8	23	12
Acquired from (sold to) franchisees	–	(3)	–	(1)
Closed	–	–	(1)	–
Total at end of period	561	508	561	508
Franchise Drive-Ins:
Total at beginning of period	2,386	2,270	2,346	2,209
Opened	27	45	83	111
Acquired from (sold to) company	–	3	–	1
Closed (net of reopening)	(1)	–	(17)	(3)
Total at end of period	2,412	2,318	2,412	2,318
System-wide:
Total at beginning of period	2,934	2,773	2,885	2,706
Opened	40	53	106	123
Closed (net of reopening)	(1)	–	(18)	(3)
Total at end of period	2,973	2,826	2,973	2,826

Core markets	2,121	2,028	2,121	2,028
Developing markets	852	798	852	798
All markets	2,973	2,826	2,973	2,826

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%. Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

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SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2005	2004	2005	2004

Sales Analysis
Partner Drive-Ins:
Total sales	$141,797	$121,630	$374,663	$315,480
Average drive-in sales	257	239	688	628
Change in same-store sales	6.1%	6.6%	8.6%	6.6%
Franchise Drive-Ins:
Total sales	$669,191	$600,391	$1,777,235	$1,572,453
Average drive-in sales	279	265	748	704
Change in same-store sales	5.3%	4.0%	6.4%	5.4%
System-wide:
Change in total sales	12.3%	10.9%	14.0%	12.2%
Average drive-in sales	275	260	737	690
Change in same-store sales	5.5%	4.5%	6.8%	5.6%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$285	$271	$767	$721
Developing markets	250	233	660	606
System-wide change in same-store sales
Core markets	5.1%	4.3%	6.5%	5.6%
Developing markets	6.8%	5.2%	7.8%	5.7%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

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SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2005	2004	2005	2004
Income Statement Data
Revenues:
Partner Drive-In sales	$141,797	$121,630	$374,663	$315,480
Franchise Drive-In sales:
Franchise royalties	23,869	21,142	62,144	54,182
Franchise fees	781	1,370	2,590	3,237
Other	1,206	1,800	3,096	3,346
	167,653	145,942	442,493	376,245
Costs and expenses:
Partner Drive-Ins:
Food and packaging	36,811	32,017	98,799	82,726
Payroll and other employee benefits	42,157	35,961	114,032	95,684
Minority interest in earnings of Partner Drive-Ins	6,658	6,195	15,285	13,609
Other operating expenses	26,065	21,550	73,041	59,876
	111,691	95,723	301,157	251,895

Selling, general and administrative	10,209	9,914	29,762	28,118
Depreciation and amortization	9,051	8,285	26,327	24,273
Provision for impairment of long-lived assets	–	–	387	675
	130,951	113,922	357,633	304,961

Income from operations	36,702	32,020	84,860	71,284

Interest expense	1,456	1,914	4,947	5,824
Interest income	(164)	(328)	(518)	(980)
Net interest expense	1,292	1,586	4,429	4,844
Income before income taxes	35,410	30,434	80,431	66,440
Provision for income taxes	12,664	11,337	29,090	24,749
Net income	$22,746	$19,097	$51,341	$41,691

Net income per share:
Basic	$0.38	$0.32	$0.85	$0.70
Diluted	$0.36	$0.31	$0.82	$0.68
Weighted average shares used in calculation:
Basic	60,197	59,512	60,157	59,219
Diluted	62,716	61,832	62,630	61,572

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SONIC CORP.
Unaudited Supplemental Information

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2005	2004	2005	2004
Margin Analysis
Partner Drive-Ins:
Food and packaging	26.0%	26.3%	26.4%	26.2%
Payroll and employee benefits	29.7	29.6	30.4	30.3
Minority interest in earnings of Partner
Drive-Ins	4.7	5.1	4.1	4.3
Other operating expenses	18.4	17.7	19.5	19.0
	78.8%	78.7%	80.4%	79.8%

	May 31,	August 31,
	2005	2004
	(In thousands)
Balance Sheet Data
Total assets	$553,502	$518,633
Current assets	37,488	34,583
Current liabilities	55,830	49,120
Obligations under capital leases, long-term debt,
and other non-current liabilities	118,035	134,751
Stockholders' equity	379,637	334,762

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